Exhibit 15.1

Drake & Klein CPAs
A PCAOB Registered Accounting Firm

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1/A, dated August 14, 2012, of our review report on unaudited interim financial statements, dated July 12, 2012 relative to the financial statements of MagneGas Corporation as of June 30, 2012 and December 31, 2011 and for the three and six months ended June 30, 2012 and 2011.

/s/ Drake & Klein CPAs

Drake & Klein CPAs
f/k/a Randall N Drake CPA PA
Clearwater, Florida
August 14, 2012

PO Box 2493	2451 McMullen Booth Rd.
Dunedin, FL 34697-2493	Suite 210
727-512-2743	Clearwater, FL 33759-1362